Exhibit 4.1

AMENDMENT NO. 1 TO AMENDED AND RESTATED
AGREEMENT OF LIMITED PARTNERSHIP OF
U.S. SHIPPING PARTNERS L.P.

          This Amendment No. 1, dated as of August 7, 2006 (this “Amendment”), to the Amended and Restated Agreement of Limited Partnership, dated as of November 3, 2004 (the “Partnership Agreement”), of U.S. Shipping Partners L.P., a Delaware limited partnership (the “Partnership”), is entered into and effectuated by US Shipping General Partner LLC, a Delaware limited liability company, as the general partner of the Partnership (the “General Partner”), pursuant to authority granted to it in Article XIII of the Partnership Agreement.  Capitalized terms used but not defined herein are used as defined in the Partnership Agreement.

          WHEREAS, Section 5.6(a) of the Partnership Agreement provides that the Partnership may issue additional Partnership Securities for any Partnership purpose at any time and from time to time to such Persons for such consideration and on such terms and conditions as the General Partner shall determine, all without the approval of any Limited Partners;

          WHEREAS, Section 5.6(b) of the Partnership Agreement provides that the Partnership Securities authorized to be issued by the Partnership pursuant to such Section 5.6(a) of the Partnership Agreement may be issued in one or more classes, or one or more series of any such classes, with such designations, preferences, rights, powers and duties as shall be fixed by the General Partner;

          WHEREAS, in connection with the Partnership’s entry into a joint venture to construct product tankers, in which the Partnership owns a minority interest but has control of the board of directors of the joint venture, the Partnership desires to amend the definition of “Subsidiary” to exclude the joint venture;

          WHEREAS, the Partnership has determined that certain provisions of the Partnership Agreement described in the final prospectus included in the Registration Statement were inadvertently omitted from the Partnership Agreement;

          WHEREAS, Section 13.1(d)(iv) of the Partnership Agreement provides that the General Partner, without the approval of any Limited Partner, may amend any provision of the Partnership Agreement that is required to effect the intent expressed in the Registration Statement;

          WHEREAS, Section 13.1(g) of the Partnership Agreement provides that the General Partner, without the approval of any Limited Partner (subject to the provisions of Section 5.7 of the Partnership Agreement), may amend any provision of the Partnership Agreement that the General Partner determines to be necessary or appropriate in connection with the authorization of the issuance of any class or series of Partnership Securities pursuant to Section 5.6 of the Partnership Agreement;

          WHEREAS, Section 13.1(j) of the Partnership Agreement provides that the General Partner, without the approval of any Limited Partner, may amend any provision of the Partnership Agreement that, in the discretion of the Company Board, is necessary or advisable to reflect, account for and deal with appropriately the formation by the Company of, or investment by the Company in, any corporation, partnership, joint venture, limited liability company or other entity, in connection with the conduct by the Company of activities permitted by the terms of Section 2.4 of the Partnership Agreement,

          WHEREAS, the Board of Directors of the General Partner (the “Board”) has determined that the issuance of the Class B Convertible Units provided for in this Amendment is permitted by Section 5.7 of the Partnership Agreement;

          WHEREAS, Section 13.1(d) of the Partnership Agreement provides that the General Partner, without the approval of any Partner, may amend any provision of the Partnership Agreement to reflect a change that the General Partner determines does not adversely affect the Limited Partners (including any particular class of Partnership Interests as compared to other classes of Partnership Interests) in any material respect; and

          WHEREAS, the Board deems it in the best interest of the Partnership to effect this Amendment to provide for (i) the issuance of Common Units and Class B Convertible Units to certain accredited investors pursuant to a Common Unit and Class B Unit Purchase Agreement, dated as of August 4, 2006, (ii) the conversion of such Class B Convertible Units into Common Units in accordance with the terms described herein, (iii) the amendment of the definition of “Subsidiary” to exclude the joint venture, (iv) the amendment of the definition of “Available Cash” to reflect the intent of the Registration Statement by conforming such definition to that contained in the Registration Statement and (v) such other matters as are provided herein.

          NOW, THEREFORE, it is hereby agreed that the Partnership Agreement is hereby amended as follows:

          1.          Section 1.1 of the Partnership Agreement is hereby amended to add or amend and restate the following definitions:

“Basic Surplus” means, with respect to any period ending prior to the Liquidation Date, on a cumulative basis and without duplication,

                    (a)     the sum of (i) $10 million, (ii) all cash and cash equivalents of the Partnership Group on hand as of the close of business on the Closing Date, (iii) all cash receipts of the Partnership Group for the period beginning on the Closing Date and ending on the last day of such period, other than cash receipts from Interim Capital Transactions (except to the extent specified in Section 6.5), (iv) all cash receipts of the Partnership Group after the end of such period but on or before the date of determination of Basic Surplus with respect to such period resulting from Working Capital Borrowings and (v) the amount of interest paid on debt incurred and distributions paid on equity issued, in each case in connection with the construction of a Capital Improvement or replacement asset and paid during the period beginning on the date that the Partnership enters into a binding obligation to commence construction of such Capital Improvement or replacement asset and ending on the earlier to occur of the date that such Capital Improvement or replacement asset Commences Commercial Service or the date that it is abandoned or disposed of (equity issued or debt incurred to fund the construction period interest payments on debt incurred, or construction period distributions on equity issued, to finance the construction of a Capital Improvement or replacement asset shall also be deemed to be equity issued or debt incurred, as the case may be, to finance the construction of a Capital Improvement or replacement asset for purposes of this clause (v)), less

                    (b)     the sum of (i) Operating Expenditures for the period beginning on the Closing Date and ending on the last day of such period and (ii) the amount of cash reserves established by the General Partner to provide funds for future Operating Expenditures; provided, however, that disbursements made (including contributions to a Group Member or disbursements on behalf of a Group Member) or cash reserves established, increased or reduced after the end of such period but on or before the date of determination of Available Cash with respect to such period shall be deemed to have been made, established, increased or reduced, for purposes of determining Basic Surplus, within such period if the General Partner so determines.

Notwithstanding the foregoing, “Basic Surplus” with respect to the Quarter in which the Liquidation Date occurs and any subsequent Quarter shall equal zero.

“Class B Distribution Increase Date” has the meaning assigned to such term in Section 5.12(g).

          “Class B Convertible Unit Arrearage” means, with respect to any Class B Convertible Unit, whenever used, as to any Quarter, the amount, if any, by which (a) the Minimum Quarterly Distribution in respect of such Quarter (or, for the period from the Class B Distribution Increase Date through the Conversion Effective Date, 115% of the Minimum Quarterly Distribution) exceeds (b) the sum of all Available Cash distributed with respect to a Class B Convertible Unit in respect of such Quarter pursuant to Section 5.12(b)(ii)(B)(x).

          “Class B Convertible Units” means a Partnership Security representing a fractional part of the Partnership Interests of all Limited Partners and Assignees, and having the rights and obligations specified with respect to the Class B Convertible Units in this Agreement.  The term “Class B Convertible Unit” does not refer to (a) a Common Unit prior to the conversion of a Class B Convertible Unit into a Common Unit pursuant to the terms hereof or (b) a Subordinated Unit.

“Conversion Approval” has the meaning assigned to such term in Section 5.12(f).

“Conversion Approval Date” has the meaning assigned to such term in Section 5.12(f).

“Conversion Effective Date” has the meaning assigned to such term in Section 5.12(h).

          “Cumulative Class B Convertible Unit Arrearage” means, with respect to any Class B Convertible Unit, whenever used, as of the end of any Quarter, the excess, if any, by which (a) the sum resulting from adding together the Class B Convertible Unit Arrearages for each of the Quarters during which any Class B Convertible Unit has been Outstanding exceeds (b) the sum of any distributions theretofore made to a Class B Convertible Unit pursuant to Section 5.12(b)(ii)(B) and the penultimate sentence of Section 6.5 (including any distributions to be made in respect of the last of such Quarters).

“Excess Payment” has the meaning set forth in Section 5.12(b)(vi)(B) (as set forth in Section 5.12(g)).

          “Initial Unit Price” means (a) with respect to the Common Units, the Class B Convertible Units, the Class A Subordinated Units and the Class B Subordinated Units, the initial public offering price per Common Unit at which the Underwriters offered the Common Units to the public for sale as set forth on the cover page of the prospectus included as part of the Registration Statement and first issued at or after the time the Registration Statement first became effective or (b) with respect to any other class or series of Units, the price per Unit at which such class or series of Units is initially sold by the Partnership, as determined by the General Partner, in each case adjusted as the General Partner determines to be appropriate to give effect to any distribution, subdivision or combination of Units.

          “Issue Price” means the price at which a Unit is purchased from the Partnership, after taking into account any sales commission or underwriting discount charged to the Partnership and after taking into account any other form of discount with respect to the price at which a Unit is purchased from the Partnership; provided, however, in the case of the Class B Convertible Units, the Issue Price shall be deemed to be $17.12 per unit and in the case of the Privately Placed Common Units, $18.34 per unit.

“Private Placement Value” means with respect to the Class B Convertible Units and the Privately Placed Common Units, $20.99 per unit.

“Privately Placed Common Units” means the Common Units issued pursuant to the Unit Purchase Agreement.

          “Remaining Net Positive Adjustments” means, as of the end of any taxable period, (i) with respect to the Unitholders holding Common Units, Class B Convertible Units, Class A Subordinated Units or Class B Subordinated Units, the excess of (a) the Net Positive Adjustments of the Unitholders holding Common Units, Class B Convertible Units, Class A Subordinated Units or Class B Subordinated Units as of the end of such period exceeds (b) the sum of those Partners’ Share of Additional Book Basis Derivative Items for each prior taxable period, (ii) with respect to the General Partner (as holder of the General Partner Interest), the amount by which (a) the Net Positive Adjustments of the General Partner as of the end of such period exceeds (b) the sum of the General Partner’s Share of Additional Book Basis Derivative Items with respect to the General Partner Interest for each prior taxable period, and (iii) with respect to the holders of

Incentive Distribution Rights, the amount by which (a) the Net Positive Adjustments of the holders of Incentive Distribution Rights as of the end of such period exceeds (b) the sum of the Share of Additional Book Basis Derivative Items of the holders of the Incentive Distribution Rights for each prior taxable period.

          “Share of Additional Book Basis Derivative Items” means, in connection with any allocation of Additional Book Basis Derivative Items for any taxable period, (i) with respect to the Unitholders holding Common Units, Class B Convertible Units, Class A Subordinated Units or Class B Subordinated Units, the amount that bears the same ratio to such Additional Book Basis Derivative Items as the Unitholders’ Remaining Net Positive Adjustments as of the end of such period bears to the Aggregate Remaining Net Positive Adjustments as of that time, (ii) with respect to the General Partner (as holder of the General Partner Interest), the amount that bears the same ratio to such additional Book Basis Derivative Items as the General Partner’s Remaining Net Positive Adjustments as of the end of such period bears to the Aggregate Remaining Net Positive Adjustment as of that time, and (iii) with respect to the Partners holding Incentive Distribution Rights, the amount that bears the same ratio to such Additional Book Basis Derivative Items as the Remaining Net Positive Adjustments of the Partners holding the Incentive Distribution Rights as of the end of such period bears to the Aggregate Remaining Net Positive Adjustments as of that time.

          “Subsidiary” means, with respect to any Person, (a) a corporation of which more than 50% of the voting power of shares entitled (without regard to the occurrence of any contingency) to vote in the election of directors or other governing body of such corporation is owned, directly or indirectly, at the date of determination, by such Person, by one or more Subsidiaries of such Person or a combination thereof, (b) a partnership (whether general or limited) in which such Person or a Subsidiary of such Person is, at the date of determination, a general or limited partner of such partnership, but only if more than 50% of the partnership interests of such partnership (considering all of the partnership interests of the partnership as a single class) is owned, directly or indirectly, at the date of determination, by such Person, by one or more Subsidiaries of such Person, or a combination thereof, or (c) any other Person (other than a corporation or a partnership) in which such Person, one or more Subsidiaries of such Person, or a combination thereof, directly or indirectly, at the date of determination, has (i) at least a majority ownership interest or (ii) the power to elect or direct the election of a majority of the directors or other governing body of such Person; provided, however, that U.S. Product Investors LLC shall not be a Subsidiary of the Company for purposes of this Agreement.

          “Unit” means a Partnership Security that is designated as a “Unit” and shall include Common Units, Class B Convertible Units and Class A Subordinated Units, Class B Subordinated Units but shall not include (i) a General Partner Interest or (ii) Incentive Distribution Rights.

          “Unit Majority” means, during the Class A Subordination Period, a majority of the Outstanding Common Units (excluding Common Units owned by the General Partner and its Affiliates) voting as a class, a majority of the Class B Convertible Units voting as a class, and a majority of the Outstanding Class A Subordinated Units and Class B Subordinated Units voting as a single class, and, after the end of the Class A Subordination Period, a majority of the Outstanding Units.

“Unit Purchase Agreement” means the Common Unit and Class B Unit Purchase Agreement, dated as of August 4, 2006, among the Partnership and the purchasers named therein.

“Unitholders” means the holders of Common Units, Class B Convertible Units and Subordinated Units.

          2.        Section 1.1 of the Partnership Agreement is hereby further amended to amend and restate the final sentence of the definition of “Common Unit” as follows:

The term “Common Unit” does not refer to a Subordinated Unit or a Class B Convertible Unit prior to its conversion into a Common Unit pursuant to the terms hereof.

          3.        Section 4.5(f) of the Partnership Agreement is hereby amended and restated to read in its entirety:

          Subject to Section 4.10, the General Partner and its Affiliates shall have the right at any time to transfer their Class A Subordinated Units, Class B Subordinated Units, Class B Convertible Units and Common Units (whether issued upon conversion of the Subordinated Units, the Class B Convertible Units or otherwise) to one or more Persons who are U.S. Citizens.

          4.        Section 4.8(c) of the Partnership Agreement is hereby amended and restated to read in its entirety:

          (c)     The transfer of a Subordinated Unit shall be subject to the restrictions imposed by Section 6.7(b).  The transfer of a Class B Convertible Unit or a Privately Placed Common Unit shall be subject to the restrictions imposed by Section 6.7(c).

          5.        Section 5.5(a) of the Partnership Agreement is hereby amended to add the following at the end of such section:

The initial Capital Account balance in respect of each Class B Convertible Unit shall be the Private Placement Value for such Class B Convertible Unit, and the initial Capital Account balance of each holder of Class B Convertible Units in respect of all Class B Convertible Units held shall be the product of such initial balance for a Class B Convertible Unit multiplied by the number of Class B Convertible Units held thereby.  The initial Capital Account balance in respect of each Privately Placed Common Unit shall be the Private Placement Value for such Privately Placed Common Unit, and the initial Capital Account balance of each holder of Privately Placed Common Units in respect of all Privately Placed Common Units held shall be the product of such initial balance for a Privately Placed Common Unit multiplied by the number of Privately Placed Common Units held thereby.  Immediately following the creation of a Capital

Account balance in respect of each Class B Convertible Unit, each Unitholder acquiring a Class B Convertible Unit at original issuance shall be deemed to have received a cash distribution in respect of such Class B Convertible Units in an amount equal to the product of (x) the total number of Class B Convertible Units so acquired by such Unitholder, multiplied by (y) the difference between the Private Placement Value and the Issue Price of a Class B Convertible Unit.  Immediately following the creation of a Capital Account balance in respect of each Privately Placed Common Unit, each Unitholder acquiring a Privately Placed Common Unit at original issuance shall be deemed to have received a cash distribution in respect of such Privately Placed Common Units in an amount equal to the product of (x) the total number of Privately Placed Common Units so acquired by such Unitholder, multiplied by (y) the difference between the Private Placement Value and the Issue Price of a Privately Placed Common Unit.

          6.        Section 5.5(d)(i) of the Partnership Agreement is hereby amended to add the following at the end of such section:

          Any adjustments that are made under this paragraph in connection with the issuance of the Class B Convertible Units or the Privately Placed Common Units shall be based on the Private Placement Value of the Class B Convertible Units and the Privately Placed Common Units.

          7.        Section 5.8 of the Partnership Agreement is hereby amended to add a new clause (iv) to each of Sections 5.8(a), 5.8(b), 5.8(d) and 5.8(e) as follows:

(iv) the Cumulative Class B Convertible Unit Arrearage on all of the Outstanding Class B Convertible Units is zero.

          8.        Section 5.10(a) of the Partnership Agreement is hereby amended and restated to read in its entirety:

           Subject to Sections 5.10(d), 6.6 and 6.9 (dealing with adjustments of distribution levels), the Partnership may make a Pro Rata distribution of Partnership Securities to all Record Holders or may effect a subdivision or combination of Partnership Securities so long as, after any such event, each Partner shall have the same Percentage Interest in the Partnership as before such event, and any amounts calculated on a per Unit basis (including any Common Unit Arrearage, Cumulative Common Unit Arrearage, Class B Convertible Unit Arrearage or Cumulative Class B Convertible Unit Arrearage) or stated as a number of Units (including the number of Common Units into which Class A Subordinated Units or Class B Subordinated Units may convert prior to the end of the Subordination Period, the number of Common Units into which Class B Convertible Units may convert and the number of additional Parity Units that may be issued pursuant to Section 5.7 without a Unitholder vote) are proportionately adjusted.

          9.        Article V of the Partnership Agreement is hereby amended to add a new Section 5.12 creating a new class of Units as follows:

            Section 5.12 Establishment of Class B Convertible Units.

          (a)          General.  The General Partner hereby designates and creates a class of Units to be designated as “Class B Convertible Units” and consisting of a total of 3,123,205 Class B Convertible Units, and fixes the designations, preferences and relative, participating, optional or other special rights, powers and duties of holders of the Class B Convertible Units as set forth in this Section 5.12.

          (b)          Rights of Class B Convertible Units.  During the period commencing upon issuance of the Class B Convertible Units and ending on the Conversion Effective Date (or that later time specified in this Section 5.12(b)), unless amended pursuant to Section 5.12(i) hereof:

                    (i)     Allocations.  Except as otherwise provided in this Agreement, all items of Partnership income, gain, loss, deduction and credit shall be allocated to the Class B Convertible Units to the same extent as such items would be so allocated if such Class B Convertible Units were Common Units (other than Privately Placed Common Units) that were then Outstanding.

                    (ii)    Distributions from Basic Surplus During Subordination Periods. Notwithstanding anything to the contrary in Section 6.4(a), Unitholders holding Class B Convertible Units shall receive the same distribution per Unit pursuant to Section 6.4(a) as Unitholders holding Common Units receive pursuant to Section 6.4(a); provided that

(A) Unitholders holding Class B Convertible Units shall not receive any distribution pursuant to Section 6.4(a)(i) or Section 6.4(a)(ii); and

            (B)     following any distribution pursuant to Section 6.4(a)(ii) and, prior to any distribution pursuant to Section 6.4(a)(iii), Available Cash shall be distributed as follows: (x) 98% to the Unitholders holding Class B Convertible Units, Pro Rata, and 2% to the General Partner, until there has been distributed in respect of each Class B Convertible Unit then Outstanding an amount equal to the Minimum Quarterly Distribution for such Quarter; and (y) then, 98% to the Unitholders holding Class B Convertible Units, Pro Rata, and 2% to the General Partner, until there has been distributed in respect of each Class B Convertible Unit then Outstanding an amount equal to the Cumulative Class B Convertible Unit Arrearage, if any, existing with respect to such Quarter.

                   (iii)     Distributions from Basic Surplus After Subordination Periods. Notwithstanding anything to the contrary in Section 6.4(b), Unitholders holding Class B Convertible Units shall receive the same distribution per Unit pursuant to Section 6.4(b) as other Unitholders receive pursuant to Section 6.4(b); provided, that:

(A) Unitholders holding Class B Convertible Units shall not receive any distributions pursuant to Section 6.4(b)(i); and

             (B)     following any distribution pursuant to Section 6.4(b)(i) (subject to Section 5.12(b)(iii)(A)) and prior to any distribution pursuant to Section 6.4(b)(ii), Available Cash shall be distributed 98% to the Unitholders holding Class B Convertible Units, Pro Rata, and 2% to the General Partner until there has been distributed in respect of each Class B Convertible Unit then Outstanding an amount equal to the Minimum Quarterly Distribution for such Quarter.

                   (iv)     Allocation of Net Termination Gain to Class B Convertible Unitholders.  Notwithstanding anything to the contrary in Section 6.1(c)(i), Unitholders holding Class B Convertible Units shall be allocated Net Termination Gain in accordance with Section 6.1(c)(i); provided, that

(A) Unitholders holding Class B Convertible Units shall not receive any allocation pursuant to Section 6.1(c)(i)(B) or Section 6.1(c)(i)(C); and

            (B)     following any allocation made pursuant to Section 6.1(c)(i)(B) and prior to any allocation made pursuant to Section 6.1(c)(i)(C), any remaining Net Termination Gain shall be allocated 98% to all Unitholders holding Class B Convertible Units, Pro Rata, and 2% to the General Partner, until the Capital Account in respect of each Class B Convertible Unit then Outstanding is equal to the sum of (1) its Unrecovered Capital, determined for the taxable year (or portion thereof) to which this allocation of gain relates, plus (2) the Minimum Quarterly Distribution for the Quarter during which the Liquidation Date occurs, reduced by any distribution pursuant to Section 5.12(b)(ii)(B)(x) with respect to such Class B Convertible Unit for such Quarter, plus (3) any then existing Cumulative Class B Convertible Unit Arrearage.

                   (v)     Allocation of Net Termination Loss to Class B Convertible Unitholders.  Notwithstanding anything to the contrary in Section 6.1(c)(ii), with respect to allocations made in accordance with Section 6.1(c)(ii), Unitholders holding Class B Convertible Units shall be allocated Net Termination Loss in accordance with Section 6.1(c)(ii)(B) in the same manner as Unitholders holding Common Units.

                   (vi)    Elimination of Cumulative Class B Convertible Unit Arrearages Upon Conversion.  If a Cumulative Class B Convertible Unit Arrearage exists on the Conversion Effective Date, Available Cash shall be distributed 98% to the Unitholders holding Class B Convertible Units, Pro Rata, and 2% to the General Partner, until there has been distributed in respect of each Class B Convertible Unit then Outstanding an amount equal to the Cumulative Class B Convertible Unit Arrearage as of such date.  This distribution shall not be deemed a distribution on a Common Unit, but the satisfaction of prior entitlements of the holders of Class B Convertible Units as of the Conversion Effective Date.  For the taxable year in which the distribution is made, if not previously allocated, each Person receiving such distribution shall be allocated items of gross income in an amount equal to such distribution as provided in Section 6.1(d)(iii)(A).

                   (c)     Voting Rights.  The Class B Convertible Units will have such voting rights pursuant to the Partnership Agreement as such Class B Convertible Units would have if they were Common Units that were then Outstanding, except that (i) with respect to Conversion Approval, none of the Class B Convertible Units shall be deemed Outstanding as of the record date for such vote or be entitled to vote thereon and (ii) other than with respect to Conversion Approval, the Class B Convertible Units shall be entitled to vote as a separate class on any matter that adversely affects the rights or preferences of the Class B Convertible Units in relation to other classes of Partnership Interests or as required by law.  The approval of a majority of the Class B Convertible Units shall be required to approve any matter for which the holders of the Class B Convertible Units are entitled to vote as a separate class.  Each Class B Convertible Unit will be entitled to the number of votes equal to the number of Common Units into which a Class B Convertible Unit is convertible at the time of the record date for the vote or written consent on the matter.

                   (d)     Certificates.  The Class B Convertible Units will be evidenced by certificates in such form as the General Partner may approve and, subject to the satisfaction of any applicable legal and regulatory requirements, may be assigned or transferred in a manner identical to the assignment and transfer of other Units.  The certificates will initially include a restrictive legend to the effect that the Class B Convertible Units have not been registered under the Securities Act or any state securities laws.

(e) Registrar and Transfer Agent. The General Partner will act as registrar and transfer agent of the Class B Convertible Units.

                   (f)     Conversion.  Except as provided in Section 5.12(i) and in this Section 5.12(f), the Class B Convertible Units are not convertible into Common Units.  The Partnership shall, pursuant to the Unit Purchase Agreement, take such actions as may be necessary or appropriate to submit to a vote or consent of the Unitholders (other than holders of Class B Convertible Units) the approval of a change in the terms of the Class B Convertible Units to provide that each Class B Convertible Unit shall automatically convert into one Common Unit (subject to appropriate adjustment in the event of any split-up, combination or similar event affecting the Common Units that occurs prior to the conversion of the Class B Convertible Units) effective immediately upon receipt of such approval from such Unitholders (the “Conversion Approval”) without any further action by the holders thereof.  The vote or consent required for the Conversion Approval will be the requisite vote required under the rules or staff interpretations of the National Securities Exchange on which the Common Units are listed or admitted for trading, provided, the issuance of Common Units upon conversion of Class B Convertible Units must comply with Section 5.7(a) of this Agreement.  Upon receipt of the Conversion Approval and compliance with Section 5.12(h), the terms of the Class B Convertible Units will be changed, automatically and without further action, so that each Class B Convertible Unit is converted into one Common Unit and, immediately thereafter, none of the Class B Convertible Units shall be Outstanding.  The date that Conversion Approval is obtained is herein referred to as the “Conversion Approval Date.”

                   (g)     Automatic Provisions.  If the Conversion Effective Date has not occurred within 180 days following the date of issuance of the Class B Convertible Units, then, effective as of the next succeeding day (the “Class B Distribution Increase Date”) until the Conversion Effective Date, Section 5.12(b) will be deemed to be amended in its entirety, automatically and without further action, as follows:

(b) Rights of Class B Convertible Units. Prior to the Conversion Effective Date (or the later date specified in this Section 5.12(b)):

                            (i)     Allocations.  Except as otherwise provided in this Agreement, all items of Partnership income, gain, loss, deduction and credit shall be allocated to the Class B Convertible Units to the same extent as such items would be so allocated if such Class B Convertible Units were Common Units (other than Privately Placed Common Units) that were then Outstanding.

                            (ii)    Distributions from Basic Surplus During Subordination Periods.  Notwithstanding anything to the contrary in Section 6.4(a), Unitholders holding Class B Convertible Units shall receive distributions per Unit pursuant to Section 6.4(a) equal to 115% of the distribution per Unit received by Unitholders holding Common Units pursuant to Section 6.4(a); provided that

(A) Unitholders holding Class B Convertible Units shall not receive any distribution pursuant to Section 6.4(a)(i) or Section 6.4(a)(ii); and

                                 (B)     following any distribution pursuant to Section 6.4(a)(ii) and prior to any distribution pursuant to Section 6.4(a)(iii), Available Cash shall be distributed (x) 98% to the Unitholders holding Class B Convertible Units, Pro Rata, and 2% to the General Partner, until there has been distributed in respect of each Class B Convertible Unit then Outstanding an amount equal to 115% of the Minimum Quarterly Distribution for such Quarter (provided, further, that the portion of such distribution attributable to the additional 15% above the Minimum Quarterly Distribution shall be pro rated in the Quarter in which the Class B Distribution Increase Date occurs); and (y) then, 98% to the Unitholders holding Class B Convertible Units, Pro Rata, and 2% to the General Partner, until there has been distributed in respect of each Class B Convertible Unit then Outstanding an amount equal to the Cumulative Class B Convertible Unit Arrearage, if any, existing with respect to such Quarter.

                            (iii)   Distributions from Basic Surplus After Subordination Periods.  Notwithstanding anything to the contrary in Section 6.4(b), Unitholders holding Class B Convertible Units shall receive distributions per Unit pursuant to Section 6.4(b) equal to 115% of the distribution per Unit received by other Unitholders pursuant to Section 6.4(b); provided, that:

(A) Unitholders holding Class B Convertible Units shall not receive any distributions pursuant to Section 6.4(b)(i); and

                                 (B)     following any distribution pursuant to Section 6.4(b)(i) (subject to Section 5.12(b)(iii)(A)) and prior to any distribution pursuant to Section 6.4(b)(ii), Available Cash shall be distributed 98% to the Unitholders holding Class B Convertible Units, Pro Rata, and 2% to the General Partner, until there has been distributed in respect of each Class B Convertible Unit then Outstanding an amount equal to 115% of the Minimum Quarterly Distribution for such Quarter.

                            (iv)    Allocation of Net Termination Gain to Class B Convertible Unitholders.  Notwithstanding anything to the contrary in Section 6.1(c)(i), Unitholders holding Class B Convertible Units shall be allocated Net Termination Gain in accordance with Section 6.1(c)(i); provided, that,

(A) Unitholders holding Class B Convertible Units shall not receive any allocation pursuant to Section 6.1(c)(i)(B) or Section 6.1(c)(1)(C);

                                 (B)     following any allocation made pursuant to Section 6.1(c)(i)(B) and prior to any allocation made pursuant to Section 6.1(c)(i)(C), any remaining Net Termination Gain shall be allocated 98% to all Unitholders holding Class B Convertible Units, Pro Rata, and 2% to the General Partner, until the Capital Account in respect of each Class B Convertible Unit then Outstanding is equal to the sum of (1) its Unrecovered Capital, determined for the taxable year (or portion thereof) to which this allocation of gain relates, plus (2) 115% of the Minimum Quarterly Distribution for the Quarter during which the Liquidation Date occurs, reduced by any distribution pursuant to Section 5.12(b)(ii)(B)(x) with respect to such Class B Convertible Unit for such Quarter, plus (3) any then existing Cumulative Class B Convertible Unit Arrearage; and

                                 (C)     the amount allocated to Unitholders holding Class B Convertible Units pursuant to Section 6.1(c)(1)(D), Section 6.1(c)(1)(E), Section 6.1(c)(1)(F) and Section 6.1(c)(1)(G) shall be the amount required to make the Per Unit Capital Amount of each Class B Convertible Unit equal to 115% of the Per Unit Capital Amount of a Common Unit.

                            (v)     Allocation of Net Termination Loss to Class B Convertible Unitholders.  Notwithstanding anything to the contrary in Section 6.1(c)(ii), with respect to allocations made in accordance with Section 6.1(c)(ii), Unitholders holding Class B Convertible Units shall be allocated Net Termination Loss in accordance with Section 6.1(c)(ii)(B) in the same manner as Unitholders holding Common Units.

                            (vi)    Elimination of Cumulative Class B Convertible Unit Arrearages Upon Conversion; Excess Payments.  If the Conversion Effective Date occurs after the Class B Distribution Increase Date, on the Conversion Effective Date (or the later date specified in Section 5.12(b)(vi)(B) below):

                                  (A)     if a Cumulative Class B Convertible Unit Arrearage exists on the Conversion Effective Date, Available Cash shall be distributed 98% to the Unitholders holding Class B Convertible Units, Pro Rata, and 2% to the General Partner, until there has been distributed in respect of each Class B Convertible Unit then Outstanding an amount equal to the Cumulative Class B Convertible Unit Arrearage as of the Conversion Effective Date.  This distribution shall not be deemed a distribution on a Common Unit, but the satisfaction of prior entitlements of the holders of Class B Convertible Units as of the Conversion Effective Date.  For the taxable year in which such distribution is made, if not previously allocated, each Person receiving such cash distribution shall be allocated items of gross income in an amount equal to such distribution as provided in Section 6.1(d)(iii)(A); and

                                  (B)     for the Quarter in which such conversion occurs, concurrently with the distribution of Available Cash in respect of such Quarter in accordance with Section 6.4 hereof (subject to this Section 5.12), a distribution shall be paid to each holder of record of Class B Convertible Units as of the Conversion Effective Date, with the amount of such distribution for each such Class B Convertible Unit to be equal to the product of (a) 15% of the amount to be distributed in respect of such Quarter to each Common Unit times (b) a fraction, of which (I) the numerator is the number of days in such Quarter up to but excluding the Conversion Effective Date and (II) the denominator is the total number of days in such Quarter (such amount, the “Excess Payment”).  For the taxable year in which an Excess Payment is made, if not previously allocated, each holder of a Class B Convertible Unit shall be allocated items of gross income in an amount equal to the Excess Payment distributed to it as provided in Section 6.1(d)(iii)(A).  For the avoidance of doubt, each Common Unit issued upon conversion of a Class B Convertible Unit shall be entitled to receive the full distribution payable to the holder of a Common Unit concurrently with the distribution of such Excess Payment.

                   (h)     Surrender of Certificates.  Upon receipt of the Conversion Approval in accordance with Section 5.12(f) or a change in rules of the National Securities Exchange as described in Section 5.12(i), the General Partner shall give the holders of the Class B Convertible Units prompt notice of such Conversion Approval or change in rules and, subject to the requirements of Section 6.7(c), each holder of Class B Convertible Units shall promptly surrender the Class B Convertible Unit Certificates therefor, duly endorsed, at the office of the General Partner or of any transfer agent for the Class B Convertible Units.  In the case of any such conversion, the Partnership shall, as soon as practicable thereafter, issue and deliver at such office to such holder of Class B Convertible Units one or more Common Unit Certificates, registered in the name of such holder, for the number of Common Units to which such holder shall be entitled.  Such conversion shall be deemed to have been made as of the Conversion Approval Date or, in the case of Section 5.12(i), the date of the effectiveness of such rule change (the “Conversion Effective Date”), and the Person entitled to receive the Common Units issuable upon such conversion shall be treated for all purposes as the record holder of such Common Units as of such date.

                   (i)     Change in Rules of National Securities Exchange.  If at any time (i) the rules of the National Securities Exchange on which the Common Units are listed or admitted to trading or the staff interpretations of such rules are changed or (ii) facts or circumstances arise so that no vote or consent of Unitholders is required as a condition to the listing or admission to trading of the Common Units that would be issued upon any conversion of any Class B Convertible Units into Common Units as provided in Section 5.12(f), the terms of such Class B Convertible Units will be changed so that each Class B Convertible Unit is converted (without further action or any vote of any Unitholders other than compliance with Section 5.12(h)) into one Common Unit and, immediately thereafter, none of the Class B Convertible Units shall be Outstanding.

          10.          Section 6.1(d)(iii)(A) of the partnership Agreement is hereby amended to read in its entirety:

          (A)     If the amount of cash or the Net Agreed Value of any property distributed (except cash or property distributed or deemed distributed pursuant to Section 5.5(a), with respect to Class B Convertible Units or Privately Placed Common Units, or Section 12.4) to any Unitholder with respect to its Units for a taxable year is greater (on a per Unit basis) than the amount of cash or the Net Agreed Value of property distributed to the other Unitholders with respect to their Units (on a per Unit basis), then (1) each Unitholder receiving such greater cash or property distribution shall be allocated gross income in an amount equal to the product of (aa) the amount by which the distribution (on a per Unit basis) to such Unitholder exceeds the distribution (on a per Unit basis) to the Unitholders receiving the smallest distribution and (bb) the number of Units owned by the Unitholder receiving the greater distribution; and (2) the General Partner shall be allocated gross income in an aggregate amount equal to 2/98ths of the sum of the amounts allocated in clause (1) above.

          11.          Article VI is hereby amended to add a new Section 6.1(d)(xiii) as follows:

“(xiii) Allocations for Class B Convertible Units and Privately Placed Common Units.

                (A)     With respect to any taxable period of the Partnership ending upon, or after, a Book-Up Event or Book-Down Event occurring after the date of issuance of the Class B Convertible Units and the Privately Placed Common Units, Partnership items of income or gain for such taxable period shall be allocated 100% (1) to the Partners holding Privately Placed Common

Units in proportion to the number of Privately Placed Common Units held by such Partners, until each such Partner has been allocated the amount that increases the Capital Account of such Privately Placed Common Unit to the Per Unit Capital Amount for an outstanding Common Unit (other than a Privately Placed Common Unit) and (2) to the Partners holding Class B Convertible Units or converted Class B Convertible Units that are Outstanding as of the time of such conversion in proportion to the number of Class B Convertible Units or converted Class B Convertible Units held by such Partners, until each such Partner has been allocated the amount that increases the Capital Account of such Class B Convertible Unit or converted Class B Convertible Unit to the Per Unit Capital Amount for a then outstanding Common Unit.

                (B)     With respect to any taxable period of the Partnership ending upon, or after, the transfer of Privately Placed Common Units or converted Class B Convertible Units to a Person that is not an Affiliate of the holder, Partnership items of income or gain for such taxable period shall be allocated 100% (1) to the Partners transferring such Privately Placed Common Units in proportion to the number of Privately Placed Common Units transferred by such Partners, until each such Partner has been allocated the amount that increases the Capital Account of such Privately Placed Common Unit to the Per Unit Capital Amount for a then outstanding Common Unit (other than a Privately Placed Common Unit) and then (2) to the Partners transferring such converted Class B Convertible Units in proportion to the number of converted Class B Convertible Units transferred by such Partners, until each such Partner has been allocated the amount that increases the Capital Account of such converted Class B Convertible Unit to the Per Unit Capital Amount for a then outstanding Common Unit.

          12.          Section 6.5 is hereby amended to add the following as a new penultimate sentence:

               Available Cash that is deemed to be Capital Surplus shall then be distributed 98% to all Unitholders holding Class B Convertible Units, Pro Rata, and 2% to the General Partner, until there has been distributed in respect of each Class B Convertible Unit then Outstanding an amount equal to the Cumulative Class B Convertible Unit Arrearage.

          13.          Section 6.6(a) of the Partnership Agreement is hereby amended to amend and restate the first sentence thereof as follows:

               The Minimum Quarterly Distribution, First Target Distribution, Second Target Distribution, Third Target Distribution, Common Unit Arrearages, Cumulative Common Unit Arrearages, Class B Convertible Unit Arrearages and Cumulative Class B Convertible Unit Arrearages shall be proportionately adjusted in the event of any distribution, combination or subdivision (whether effected by a distribution payable in Units or otherwise) of Units or other Partnership Securities in accordance with Section 5.10.

          14.          Article VI is hereby amended to add a new Section 6.7(c) as follows:

          (c)     A Unitholder holding (1) a Privately Placed Common Unit or (2) a Class B Convertible Unit that has converted into a Common Unit pursuant to Section 5.12 shall be required to provide notice to the General Partner of the transfer of the Privately Placed Common Unit or converted Class B Convertible Unit within the earlier of (i) 30 days following such transfer or (ii) the last Business Day of the calendar year during which such transfer occurred, unless (x) the transfer is to an Affiliate of the holder or (y) by virtue of the application of Section 6.1(d)(xiii)(B) to a prior transfer of the Unit or the application of Section 6.1(d)(xiii)(A), the General Partner has previously determined, based on advice of counsel, that the Privately Placed Common Unit or converted Class B Convertible Unit should have, as a substantive matter, like intrinsic economic and federal income tax characteristics of an Initial Common Unit.  In connection with the condition imposed by this Section 6.7(c), the General Partner shall take whatever steps are required to provide economic uniformity to the Privately Placed Common Units and converted Class B Convertible Units in preparation for a transfer of such Units, including the application of Section 6.1(d)(xiii)(B); provided, however, that no such steps may be taken that would have a material adverse effect on the Unitholders holding Common Units represented by Common Unit Certificates.

          15.          Except as hereby amended, the Agreement shall remain in full force and effect.

          16.          This Amendment shall be construed in accordance with and governed by the laws of the State of Delaware, without regard to the principles of conflicts of law.

          17.          Each provision of this Amendment shall be considered severable and if for any reason any provision or provisions herein are determined to be invalid, unenforceable or illegal under any existing or future law, such invalidity, unenforceability or illegality shall not impair the operation of or affect those portions of this Amendment that are valid, enforceable and legal.

          IN WITNESS WHEREOF, this Amendment has been executed as of the date first written above.

GENERAL PARTNER:

US Shipping General Partner LLC

By:	/s/ Paul B. Gridley

Paul B. Gridley
Chairman and Chief Executive Officer